Exhibit 4.29
To:	Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A.
Dated:  23 January 2014
Dear Sirs,
Loan Agreement dated 19 December 2006 (as amended)
1.	We refer to:
(a)
the loan agreement dated 19 December 2006 as amended by a termination letter dated 21 December 2007, several supplemental letters, a supplemental agreement dated 17 February 2011 and a second supplemental agreement dated 14 February 2013 (together, the "Loan Agreement") and made (inter alios) between (1) Aegean Marine Petroleum Network Inc. and Aegean Marine Petroleum S.A., as joint and several borrowers (therein and hereinafter together referred to as the "Borrowers" and individually a "Borrower") and (2) The Royal Bank of Scotland plc, as lender (the "Bank"), whereby the Bank agreed (inter alia) to make available to the Borrowers on a joint and several basis, upon the terms and conditions therein contained, a loan of (originally) up to US$248,400,000; and

(b)	the ISDA 1992 Master Agreement dated as of 19 December 2006 made between (1) the Borrowers and (2) the Bank.
2.	Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.
3.	The Borrowers have requested that the Bank consents to the following amendments to the Loan Agreement:
3.1	the deletion of the existing clause 8.6.1 (c) of the Loan Agreement in its entirety and the insertion of the following new clause 8.6.1 (c) in its place:
"(c)	Liquidity
the AMPNI Borrower maintains on a consolidated basis:
(i)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each Accounting Period;
(ii)	with effect from 31 January 2013 and at all times thereafter, cash balances of at least $3,000,000 on an average monthly basis in bank accounts held with the Bank;";
3.2	the deletion of the existing clause 8.6.1 (e) of the Loan Agreement in its entirety and the insertion of the following new clause 8.6.1 (e) in its place:
"(e)	Current Ratio
the Current Ratio shall not be less than:
(i)	1.15:10 at the end of each Accounting Period ending on or before 30 January 2012;
(ii)	1.05:1.0 at the end of each of Accounting Period ending between 31 January 2012 and 30 June 2013 (both inclusive); and
(iii)	1.15:1.0 at the end of each Accounting Period ending after 1 July 2013.";

3.3	the deletion of the existing clause 8.6.3 of the Loan Agreement in its entirety and the insertion of the following new clause 8.6.3 in its place:
"8.6.3 The compliance of the AMPNI Borrower with the undertakings set out in clause 8.6.1 shall be determined and tested by the Bank in its sole discretion on the basis of calculations made by the Bank:
(a)
in the case of each such undertaking (except that of clause 8.6.1(c)(ii)), at the end of each Accounting Period at the time when the relevant Accounting Information and Compliance Certificate have been delivered to the Bank pursuant to clause 8.1.5; and

(b)	in the case of the undertaking of clause 8.6.1(c)(ii), also on the last Banking Day of each calendar month."; and
3.4
the deletion of the existing clause 1, paragraph (c) of Schedule 2 (Form of Compliance) of the Loan Agreement in its entirety and the insertion of the following new clause 1, paragraph (c) in its place:

"(c)	Consolidated Liquid Funds of no less than $30,000,000 at the end of each Accounting Period: -
As at [insert date of accounts], the Consolidated Liquid Funds are $[•] and are calculated as follows:
➢	cash held with the Bank of $[•];
➢	cash held with [•] of $[•];
➢	cash held with [•] of $[•];
➢	cash held with [•] of $[•];
➢	the undrawn amount of any committed overdraft facilities available to any member of the Group of $[•]; and
other, such as [•] of $[•]".
4.	The Borrowers shall pay the Bank on or before the date of this letter a fee of Five thousand Dollars ($5,000).
5.
The Bank hereby confirms its consent to the above amendments to the Loan Agreement on condition that each Borrower and the other Security Parties shall have confirmed their agreement and consent to the arrangements of this letter by counter-signing this letter by signatories acceptable to the Bank in all respects and, with effect on and from the date when the Bank advises the Borrowers that it is satisfied that such confirmation has taken place, the Loan Agreement shall be hereby amended (and deemed amended) in accordance with the changes referred to in paragraph 3 above.

6.	Save as amended by this letter, the provisions of the Loan Agreement shall continue in full force and effect and the Loan Agreement and this letter shall be read and construed as one instrument.

7.	This letter and any non-contractual obligations in connection with it are governed by, and shall be construed in accordance with, English law.
Yours faithfully,

/s/ D. Karalis
D. Karalis Attorney-in-fact for and on behalf of
THE ROYAL BANK OF SCOTLAND PLC
as Bank

Date: 23 January 2014

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Loan Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the Loan Agreement or other equivalent references, shall be deemed to be references to the Loan Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
AEGEAN MARINE PETROLEUM NETWORK INC.
as Borrower

Date: 23 January 2014

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
AEGEAN MARINE PETROLEUM S.A.
as Borrower

Date: 23 January 2014

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Loan Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the Loan Agreement or other equivalent references, shall be deemed to be references to the Loan Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ A. Manitsas
Attorney-in-fact A. Manitsas for and on behalf of
AEGEAN OSTRIA MARITIME COMPANY
as Owner

Date: 23 January 2014

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
SYROS I MARITIME INC.
as Owner

Date: 23 January 2014

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
MYKONOS I MARITIME LIMITED
as Owner

Date: 23 January 2014

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
KIMOLOS SHIPPING (PTE.) LTD.
as Owner

Date: 23 January 2014

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
MILOS SHIPPING (PTE.) LTD.
as Owner

Date: 23 January 2014

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Loan Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the Loan Agreement or other equivalent references, shall be deemed to be references to the Loan Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
AEGEAN BUNKERING SERVICES INC.
as Corporate Guarantor and a Manager

Date: 23 January 2014

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Security Documents (as such term is defined in the Loan Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Security Documents to the Loan Agreement or other equivalent references, shall be deemed to be references to the Loan Agreement as amended and supplemented by the arrangements thereto contained above.

/s/ Y. Koumbiadou
Attorney-in-fact Y. Koumbiadou for and on behalf of
AEGEAN MANAGEMENT SERVICES M.C.
as a Manager

Date: 23 January 2014